Exhibit 99.1

Earnings Release

Contact: Craig Steeneck
973-541-6622

Pinnacle Foods Finance LLC
Reports 2011 Fiscal Year Results

Parsippany, NJ March 13, 2012 - Pinnacle Foods Finance LLC announced its financial results for the fourth quarter and fiscal year ended December 25, 2011. Net sales in the fourth quarter were $686 million, a 3.6% increase compared to $662 million last year. Net loss in the fourth quarter was $(87) million compared to net earnings of $16 million last year. Excluding the impact of non-cash impairment charges of $129 million in 2011 and $18 million in 2010, fourth quarter net earnings were $42 million in 2011 compared to $34 million in 2010, an increase of 24%.

For the 2011 fiscal year, net sales were $2.47 billion, a 1.3% increase compared to $2.44 billion in 2010. Fiscal 2011 net loss was $(47) million compared to net earnings of $22 million in 2010. Excluding the impact of non-cash impairment charges of $129 million in 2011 and $18 million in 2010, net earnings were $82 million in 2011 compared to $40 million in 2010, an increase of 108%.

Pinnacle's Chief Executive Officer, Bob Gamgort said, “Against the backdrop of an especially challenging food industry in 2011, I am pleased to report that Pinnacle Foods performed well. Our ongoing focus on innovation and marketing against our Leadership Brands again drove organic growth, and our cost management discipline and pricing actions allowed us to largely offset the effects of inflation while continuing to drive strong cash flow generation.”

Fourth Quarter 2011
Net sales were $686 million in the fourth quarter of 2011 compared to $662 million last year, a 3.6% increase. Net sales in our North American retail businesses increased 3.8%, excluding the impact of the exited Birds Eye® Steamfresh® meals and U. S. Swanson® meals businesses. We experienced strong growth in Birds Eye® Voila!® complete bagged meals, Birds Eye® Steamfresh® vegetables, Duncan Hines® baking mixes and frostings,and Mrs. Butterworth's® table syrups.

Earnings before interest and taxes (EBIT) were $122 million in the fourth quarter of 2011 compared to $107 million a year ago, excluding the impact of the non-cash impairment charges, an increase of 14%. EBIT was positively impacted by net pricing actions and productivity improvements which more than offset higher input costs. In addition, reduced SG&A expenses were partially offset by the incremental advertising investment behind the Duncan Hines® and Birds Eye® brands. Management EBITDA was $149 million in the fourth quarter of 2011 compared to $137 million last year, an increase of 9%. Management EBITDA is defined below under “Non-GAAP Financial Matters”.

 Fiscal Year 2011
Net sales were $2.47 billion in fiscal 2011 compared to $2.44 billion last year, a 1.3% increase. Net sales in our North American retail businesses increased 2.5%, excluding the impact of the exited Birds Eye® Steamfresh® meals and U. S. Swanson® meals businesses. We experienced strong growth in Birds Eye® Voila!® complete bagged meals, Birds Eye® Steamfresh® vegetables, and Log Cabin® syrups. Contributing to the 2011 sales increase were the launches of our innovative new products, including Birds Eye® Voila!® Family Size complete bagged meals, Birds Eye® Steamfresh® Family Size vegetables, Birds Eye® Steamfresh® Chef's Favorites® restaurant style vegetable blends, Hungry-Man® Pub Favorites, Van de Kamp's® and Mrs. Paul's® 90 calories fish fillets, Vlasic® Reduced Sodium and Farmer's Garden® pickles and Log Cabin® all natural pancake mix, as well as a complete line of Swanson® Skillet meals in Canada.

Earnings before interest and taxes (EBIT) excluding the impact of the non-cash impairment charges were $331 million in 2011 compared to $294 million a year ago, an increase of 13%. The EBIT reflects our ongoing productivity efforts and net pricing actions offsetting inflation with incremental synergies benefiting the bottom line. Also we increased our investment in advertising in 2011. 2010 was adversely impacted by the write up to fair value of the acquired Birds Eye Foods, Inc. inventories of $37 million. Management EBITDA, as defined and detailed below, was $450 million in 2011 compared to $447 million in 2010, an increase of 1%.

Conference Call Information
We will hold a conference call on Tuesday, March 13, 2012 at 3:00PM (ET) to discuss results for the quarter and year ended December 25, 2011.

To access the call, you can dial (866) 814-1914 and reference conference name: Pinnacle Foods Q4 Earnings Call. A replay of the call will be available beginning March 13, 2012 at 6:00 PM (ET) until March 27, 2012 by dialing 1-888-266-2081 and referencing Access Code 1571948

About Pinnacle Foods Finance LLC
Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of approximately 4,300 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles, Comstock® and Wilderness® pie and pastry fillings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Fresh like® vegetables, Birds Eye Voila!® complete bagged meals, Aunt Jemima® frozen breakfasts, Swanson® and Hungry-Man® dinners and entrées, Van de Kamp's® and Mrs. Paul's® seafood, Lender's® bagels and Celeste® pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian™ Kettle Style Potato Chips, Snyder of Berlin® and Husman's® in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters
Pinnacle believes that the presentation of Consolidated EBITDA provides investors with useful information, as it is important in measuring covenant compliance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Consolidated EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Consolidated EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

EBITDA and Consolidated EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.
Management EBITDA is defined as Covenant Compliance EBITDA less variable product contribution from discontinued product lines and net cost savings projected to be realized as a result of initiatives taken, including acquisition synergies.

The following table provides a reconciliation from our net earnings to EBITDA, Covenant Compliance EBITDA and Management EBITDA for the fiscal years ended December 25, 2011 and December 26, 2010. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the 8.25% Senior Notes, 9.25% Senior Notes and Senior Subordinated Notes.

(thousands of dollars)

	Three months ended		Fiscal year ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Net earnings (loss)	$(87,524)	$16,100	$(46,914)	$22,037
Interest expense, net	52,693	53,180	208,078	235,716
Income tax expense (benefit)	9,096	9,145	22,103	7,399
Depreciation and amortization expense	23,410	19,836	88,476	78,049
EBITDA	$(2,325)	$98,261	$271,743	$343,201
Non-cash items (a)	145,954	33,244	152,245	71,500
Non-recurring items (as defined) (b)	3,134	3,833	20,264	27,489
Other adjustment items (c)	2,294	1,312	5,440	7,580
Net cost savings projected to be realized as a result of initiatives taken, including acquisition synergies (d)	—	4,886	—	25,000
Covenant Compliance EBITDA	149,057	141,536	449,692	474,770
Less: Variable product contribution on Birds Eye Steamfresh meals no longer being offered for sale (c)	—	—	—	(2,837)
Less: Net cost savings projected to be realized as a result of initiatives taken, including acquisition synergies (d)	—	(4,886)	—	(25,000)
Management EBITDA	$149,057	$136,650	$449,692	$446,933

(a)	Non-cash items are comprised of the following:

	Three months ended		Fiscal year ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Non-cash equity-related compensation charges	$251	$4,112	$1,151	$4,727
Unrealized mark-to-market losses resulting from hedging activities	(2,497)	(169)	1,608	697
Goodwill impairment charge (1)	122,900	—	122,900	—
Other impairment charge (2)	25,300	29,000	26,586	29,000
Effects of adjustments related to the application of purchase accounting: - the write-up to fair market value of inventories acquired as a result of the Birds Eye Foods Acquisition	—	—	—	37,076
Total non-cash items	$145,954	$32,943	$152,245	$71,500
_________________

(1)	For the three months and fiscal year ended December 25, 2011, represents goodwill impairments on the Breakfast ($51,700), Private Label ($49,700) and Food Service ($20,900) reporting Units.

(2)
For the fiscal 2011 represents tradename impairments on Aunt Jemima ($23,700), Lenders ($1,200) and Bernstein's ($400), as well as a plant asset impairment on the previously announced closure of the Tacoma, WA facility ($1,286). For fiscal 2010 represents an impairment for the Hungry-Man tradename.

(thousands of dollars)

(b)	Non-recurring items are comprised of the following:

	Three months ended		Fiscal year ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Expenses in connection with an acquisition or other non-recurring merger costs	$(268)	$486	$8,771	$923
Restructuring charges, integration costs and other business optimization expenses	2,366	3,347	9,485	25,472
Employee severance	1,036	—	2,008	1,094
Total non-recurring items	$3,134	$3,833	$20,264	$27,489

(c)	Other adjustment items are comprised of the following:

	Three months ended		Fiscal year ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Management, monitoring, consulting and advisory fees paid to Blackstone	$1,150	$1,125	$4,572	$4,555
Variable product contribution on Birds Eye Steamfresh meals no longer being offered for sale	—	—	—	2,837
Other	1,144	187	868	188
Total other adjustments	$2,294	$1,312	$5,440	$7,580

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Three months ended		Fiscal year ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Estimated net cost savings associated with the Birds Eye Foods Acquisition ("synergies") (1)	$—	$4,886	$—	$25,000
Total net cost savings projected to be realized as a result of initiatives taken	$—	$4,886	$—	$25,000
_________________

(1)
Represents the estimated reduction in operating costs that we anticipated would result from the combination of Pinnacle and Birds Eye Foods as a result of eliminating duplicate overhead functions and overlapping operating expenses, leveraging supplier relationships and combined purchasing power to obtain procurement savings on raw materials and packaging, and optimizing and rationalizing overlapping warehouse and distribution networks less what has been realized.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands of dollars)

	Three months ended		Fiscal year ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Net sales	$686,482	$662,458	$2,469,562	$2,436,703
Cost of products sold	500,938	481,271	1,854,696	1,834,375
Gross profit	185,544	181,187	614,866	602,328
Operating expenses
Marketing and selling expenses	39,877	41,251	171,641	172,344
Administrative expenses	17,820	26,009	80,460	109,950
Research and development expenses	1,678	2,927	8,021	9,387
Goodwill impairment charges	122,900	—	122,900	—
Other expense (income), net	29,005	32,575	48,578	45,495
Total operating expenses	211,280	102,762	431,600	337,176
Earnings before interest and taxes	(25,736)	78,425	183,266	265,152
Interest expense	52,695	53,226	208,319	236,004
Interest income	3	46	242	288
Earnings before income taxes	(78,428)	25,245	(24,811)	29,436
Provision (benefit) for income taxes	9,096	9,145	22,103	7,399
Net earnings (loss)	$(87,524)	$16,100	$(46,914)	$22,037

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands of dollars)

	December 25, 2011	December 26, 2010
Current assets:
Cash and cash equivalents	$151,031	$115,286
Accounts receivable, net of allowances of $5,440 and $5,214, respectively	159,981	145,258
Inventories	335,812	329,635
Other current assets	7,549	21,507
Deferred tax assets	71,109	38,288
Total current assets	725,482	649,974
Plant assets, net of accumulated depreciation of $205,281 and $158,699, respectively	501,283	447,068
Tradenames	1,604,512	1,629,812
Other assets, net	178,849	200,367
Goodwill	1,441,495	1,564,395
Total assets	$4,451,621	$4,491,616

Current liabilities:
Short-term borrowings	$1,708	$1,591
Current portion of long-term obligations	15,661	4,648
Accounts payable	152,869	115,369
Accrued trade marketing expense	35,125	47,274
Accrued liabilities	128,785	142,746
Accrued income taxes	—	193
Total current liabilities	334,148	311,821
Long-term debt (includes $121,992 and $125,698 owed to related parties, respectively)	2,738,650	2,797,307
Pension and other postretirement benefits	93,406	78,606
Other long-term liabilities	22,099	43,010
Deferred tax liabilities	417,966	365,787
Total liabilities	3,606,269	3,596,531
Commitments and contingencies	—	—
Member’s equity:
Limited liability company interests	—	—
Additional paid-in-capital	697,352	697,267
Retained earnings	200,436	247,350
Accumulated other comprehensive loss	(52,436)	(49,532)
Total member’s equity	845,352	895,085
Total liabilities and member’s equity	$4,451,621	$4,491,616

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands of dollars)

	Fiscal year ended
	December 25, 2011	December 26, 2010
Cash flows from operating activities
Net earnings (loss)	$(46,914)	$22,037
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	88,476	78,049
Goodwill and intangible asset impairment charges	148,200	29,000
Plant asset impairment charges	1,286	—
Amortization of discount on term loan	1,205	2,157
Amortization of debt acquisition costs	11,062	13,541
Write off debt issue and refinancing cost	—	17,281
Amortization of deferred mark-to-market adjustment on terminated swap	2,119	3,295
Change in value of financial instruments	1,617	1,043
Equity-based compensation charge	1,151	4,727
Pension expense, net of contributions	(13,543)	(8,096)
Other long-term liabilities	113	(1,398)
Other long-term assets	169	447
Deferred income taxes	20,524	4,382
Changes in working capital
Accounts receivable	(10,952)	12,958
Inventories	(5,785)	60,578
Accrued trade marketing expense	(12,111)	(1,899)
Accounts payable	38,201	(548)
Accrued liabilities	(23,490)	14,424
Other current assets	2,884	5,000
Net cash provided by operating activities	204,212	256,978
Cash flows from investing activities
Payments for business acquisition	—	—
Capital expenditures	(117,306)	(81,272)
Proceeds from sale of plant assets held for sale	7,900	—
Net cash used in investing activities	(109,406)	(81,272)
Cash flows from financing activities
Proceeds from bond offerings	—	400,000
Proceeds from bank term loan	—	442,300
Repayments of long-term obligations	(57,547)	(946,558)
Borrowings under revolving credit facility	—	—
Repayments of revolving credit facility	—	—
Proceeds from short-term borrowings	3,070	3,409
Repayments of short-term borrowings	(2,954)	(3,049)
Repayment of capital lease obligations	(2,543)	(2,658)
Change in bank overdrafts	—	(14,304)
Equity contributions	558	626
Repurchases of equity	(1,624)	(1,282)
Collection of notes receivable from officers	—	565
Debt acquisition costs	(721)	(13,370)
Other financing	2,730	—
Net cash used in financing activities	(59,031)	(134,321)
Effect of exchange rate changes on cash	(30)	27
Net change in cash and cash equivalents	35,745	41,412
Cash and cash equivalents - beginning of period	115,286	73,874
Cash and cash equivalents - end of period	$151,031	$115,286

Supplemental disclosures of cash flow information:
Interest paid	$196,339	$179,766
Interest received	241	271
Income taxes (refunded) paid	(1,954)	6,998
Non-cash investing and financing activities:
New capital leases	11,240	13,587